King & Spalding
                      1185 Avenue of the Americas
                        New York, NY 10036-4003
                        Telephone: 212/556-2100


                                        September 22, 1997


Trigen Energy Corporation
One Water Street
White Plains, NY 10601

                         Re:  Form S-8 Registration Statement of
                              Trigen Energy Corporation

Dear Gentlemen:

     We have acted as counsel for Trigen Energy Corporation, a Delaware corporation ("Trigen"), in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission relating to 950,000 shares of common stock, $.01 par value, of Trigen (the "Shares") that may be offered or sold by Trigen pursuant to Trigen's 1994 Stock Incentive Plan. As such counsel, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

     Based upon the foregoing, we are of the opinion that:

     1. Trigen is incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

     2. The Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Trigen Energy Corporation 1994 Stock Incentive Plan, as amended, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                   Very truly yours,


                                   /s/ King & Spalding